SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ X ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

PEOPLESOFT, INC.

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PeopleSoft Commences Proxy Mailing to Stockholders

Urges Stockholders to Reject Oracle’s Hostile Takeover Attempt and Vote the WHITE Proxy Card in Favor of PeopleSoft Nominees

PLEASANTON, Calif. — February 23, 2004 — PeopleSoft, Inc. (Nasdaq: PSFT) today announced that it has commenced mailing of its definitive proxy materials to PeopleSoft stockholders for the March 25, 2004 Annual Meeting of Stockholders. PeopleSoft strongly urges stockholders to sign, date and mail the WHITE proxy card to vote FOR the Board’s highly qualified director nominees and to reject Oracle Corporation’s (Nasdaq: ORCL) proposals.

PeopleSoft mailed the following letter to PeopleSoft’s stockholders:

February 20, 2004

Dear PeopleSoft Stockholder:

Oracle Corporation has launched a proxy contest to elect five candidates to the PeopleSoft Board of Directors in an effort to take control of your Company. We firmly believe that Oracle’s attempt to gain control of PeopleSoft’s Board is exclusively to advance its own agenda, and does not further your interests as a PeopleSoft stockholder.

Oracle is asking you to elect its five hand-picked, paid nominees to PeopleSoft’s Board of Directors, placing control of your Company in the hands of Oracle’s nominees. Those nominees were chosen by the very same people who told you that Oracle’s previous $16.00 and $19.50 per share offers were “full and fair.”

Oracle is asking you to ignore the results that have been achieved by your Board. PeopleSoft’s Board is comprised of directors dedicated to your best interests. Your Board has nominated four current directors, A. George “Skip” Battle, Craig A. Conway, Frank J. Fanzilli, Jr., and Cyril J. Yansouni, to continue to serve for the next two years. This Board has clearly demonstrated their commitment to you by rejecting Oracle’s offers, which undervalue PeopleSoft and are likely to be prohibited under antitrust law.

THE STAKES ARE HIGH AND THE CHOICE IS CLEAR

The future of your Company and the value of your investment are at stake. We urge you to act now to protect the value of your shares by voting for the existing Board nominees. Sign, date and return the enclosed WHITE proxy card. A postage-paid return envelope is enclosed for your convenience. Please discard any blue proxy cards that you may receive from Oracle.

PEOPLESOFT HAS DELIVERED OUTSTANDING FINANCIAL RESULTS

PeopleSoft has delivered outstanding financial results. These results have been achieved despite nearly three quarters of what we believe is Oracle’s attempt to disrupt our business and damage your investment in PeopleSoft. The Company has exceeded its revenue and earnings guidance in each of these three quarters - in fact, PeopleSoft has met or exceeded its earnings guidance in 16 out of the last 17 quarters. In spite of the distractions caused by Oracle, your Board of Directors and management have continued to build on PeopleSoft’s track record of executing on our plan and delivering shareholder value. In 2003, PeopleSoft:

•	Grew revenue 16% to a record $2.3 billion

•	Increased pro forma operating income by 21% to $318 million

•	Added 540 new customers, which contributed $180 million in new license revenue

•	Generated $397 million in operating cash flow

•	Authorized and completed a $350 million stock buy-back

PeopleSoft delivered 44% stock price appreciation from the announcement of our offer to acquire J.D. Edwards until the close of business on December 31, 2003, and 25% stock price appreciation for the full year.

PEOPLESOFT HAS A BETTER PLAN FOR STOCKHOLDERS

We firmly believe PeopleSoft stockholders will continue to benefit from the Company’s global scale, track record of innovation, and satisfied base of more than 12,100 customers. The Board and management expect strong earnings and revenue growth in 2004:

•	Management guidance and Wall Street equity analyst consensus estimates project an increase in earnings per share of more than 40% in 2004, driven by $167 to $207 million of synergies expected to be achieved as the Company completes the integration of J.D. Edwards. Our acquisition of J.D. Edwards has contributed to our success and we expect that contribution to continue in 2004.

•	We believe the improving economic environment, new customers, and expanded cross-selling and up-selling opportunities will drive significant license revenue growth in the coming year.

•	The Company continues to implement shareholder-friendly actions, designed to reduce dilution and increase long-term shareholder value. In January, we announced an additional $200 million stock buy-back and reduced the number of shares available to employee stock option plans by 60 million shares.

PEOPLESOFT’S CUSTOMER ASSURANCE PROGRAM PROTECTS
STOCKHOLDER VALUE

In June 2003, we implemented a Customer Assurance Program to minimize a potential loss of business during the Oracle offer. This program was developed to help protect and create shareholder value by giving customers signing new contracts confidence that their investments in PeopleSoft products will be protected. That goal has been achieved. We believe that this program has directly contributed to our ability to close more than 1,600 license transactions in the third and fourth quarters of 2003, win significant new customers, and achieve record annual revenue, pro forma operating margins and earnings per share.

THE BOARD BELIEVES THAT ORACLE’S OFFER IS INADEQUATE

We firmly believe that Oracle is trying to damage PeopleSoft and deny our stockholders the real value of your Company. Your Board of Directors has thoroughly reviewed Oracle’s unsolicited offer three times, first at $16.00, again at $19.50, and most recently at $26.00 per share. Each time the Board of Directors voted unanimously to recommend that PeopleSoft stockholders reject all three Oracle offers and not tender their shares to Oracle.

The Board made its recommendation after careful consideration including a thorough review with its financial and legal advisors, and acted upon the recommendation of its Transaction Committee of independent directors. The Board also received the opinions of Citigroup Global Markets Inc. and Goldman, Sachs & Co. that Oracle’s $26.00 offer is inadequate from a financial point of view. In making its recommendation, the Board concluded the offer price does not reflect PeopleSoft’s real value, including the value we are creating through our successful combination with J.D. Edwards.

The Board concluded that the offer undervalues PeopleSoft based on fundamental valuation measures:

•	The Company is currently trading at the low end of its historical valuation range relative to its forward earnings, largely due, the Board believes, to the uncertainty created by Oracle’s hostile actions.

•	For the same reasons, the Board believes that PeopleSoft is currently trading at a lower multiple relative to its peers. Applying a normalized valuation multiple to PeopleSoft’s pro forma guidance of $0.92 to $0.95 per share for 2004 EPS implies a trading value for the Company that far exceeds the offer price even before taking into account a control premium.

•	A majority of Wall Street equity analysts who published price targets for PeopleSoft prior to February 4, 2004, the day of Oracle’s revised offer, had a target above $26.00 per share. These published targets evaluate PeopleSoft on a stand-alone basis.

•	The price offered values the Company at multiples far below those paid in other recent large transactions in the enterprise software industry.

HOW CAN YOU BELIEVE LARRY ELLISON OR ORACLE’S HAND-PICKED,
PAID NOMINEES WILL ACT IN YOUR BEST INTERESTS?

Consider this — when Oracle’s paid nominees all agreed to be nominated, Oracle was only offering $19.50 per share for your stock. Oracle now says you should trust Oracle’s nominees to look out for your interests.

Would Oracle’s nominees have dismantled PeopleSoft’s defenses and allowed the Company to be acquired at $19.50 per share?

Remember, these nominees were picked by Oracle, led by Larry Ellison, who said, “We just look for things that are on sale.”

PROTECT THE VALUE OF YOUR INVESTMENT
AND THE FUTURE OF YOUR COMPANY

Your Board of Directors remains focused on doing the right thing for our stockholders. The Board has acted clearly in your best interests, appropriately and diligently reviewing Oracle’s inadequate offers. Don’t underestimate the significant additional value PeopleSoft can create once the disruption from Oracle’s hostile activities has ended.

The 2004 Annual Meeting of Stockholders of PeopleSoft has been scheduled for Thursday, March 25, 2004 at the CarrAmerica Conference Center at 4400 Rosewood Drive, Pleasanton, California, 94588, at 8:30 AM, Pacific Time. We believe it is important to give you, our stockholders, an opportunity to bring Oracle’s efforts to disrupt our business to an end by voting in favor of the Board’s nominees and rejecting Oracle’s nominees.

Your vote is IMPORTANT. Please sign, date and return the enclosed WHITE proxy card TODAY. A postage-paid envelope is provided for your convenience. We urge you to discard any blue proxy card you may receive from Oracle.

We thank you for your continued trust and support.

Sincerely,
/s/ Craig A. Conway
Craig A. Conway
President and Chief Executive Officer
PeopleSoft, Inc.

Important Additional Information
PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer and a definitive Proxy Statement on Schedule 14A in connection with the PeopleSoft board of directors’ solicitation of proxies for the 2004 Annual Meeting of Stockholders. PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement (including any amendments to such documents) because these documents contain important information. The Schedule 14D-9, the 2004 Proxy Statement, and other public filings made by PeopleSoft with the

SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

IMPORTANT

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR WHITE PROXY CARD, PLEASE CONTACT OUR PROXY SOLICITOR:

Georgeson Shareholder

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NEW YORK, NY 10004

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About PeopleSoft
PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,100 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Important Additional Information

The PeopleSoft Board of Directors will be soliciting proxies for use at the 2004 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote in favor of the slate of directors nominated by the Board and to vote on any other matters that properly come before the 2004 Annual Meeting. PeopleSoft has filed a proxy statement on Schedule 14A with the SEC in connection with its solicitation of proxies for the Annual Meeting. PeopleSoft will be filing the definitive 2004 Proxy Statement with the SEC on February 23, 2004 and PeopleSoft anticipates that PeopleSoft stockholders entitled to vote at the Annual Meeting will begin receiving the 2004 Proxy Statement and a WHITE Proxy Card later today.

PeopleSoft has engaged Georgeson Shareholder Communications Inc. to assist in soliciting proxies for the 2004 Annual Meeting. PeopleSoft’s directors, officers and employees, as well as certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, also may assist PeopleSoft in soliciting proxies. Information regarding the interests of Georgeson and these other persons is contained in the 2004 Proxy Statement.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement (including any amendments to such documents) because these documents contain important information. The 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

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PeopleSoft is a registered trademark of PeopleSoft, Inc. All other company and product names may be trademarks of their respective owners. Copyright (c) 2004 PeopleSoft, Inc. All rights reserved.

Media Contacts:
Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Susan Stillings
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
jf@joelefrank.com/sts@joelefrank.com